Schneider National, Inc. Announces Fourth Quarter 2023 Results
•Operating Revenues $1.4 billion; $1.6 billion in 2022
•Income from Operations $31.3 million; $143.3 million in 2022
•Diluted Earnings per Share $0.15; Adjusted Diluted Earnings Per Share $0.16
•Full year 2024 Net Capital Expenditures guidance of $400.0 - $450.0 million
•Full year 2024 Adjusted Diluted Earnings per Share guidance of $1.15 - $1.30

Green Bay, Wis. - February 1, 2024 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the fourth quarter and year ended December 31, 2023.

“Our fourth quarter results reflect the persistent challenges of the current freight environment, as well as costs primarily related to the adverse development of two recent accident claims,” said Mark Rourke, President and Chief Executive Officer of Schneider. “We recognized stabilization in network operating conditions through the end of the year along with continued momentum in dedicated, while logistics faced ongoing pricing challenges.”
“Despite the well-known constraints of the macro environment, we made several key strides this year in advancing our long-term positioning, including adding 750 trucks to our dedicated fleet through organic and acquisitive growth, welcoming our new CPKC rail partnership, and completing our first year partnering with the Union Pacific, all of which were enabled by the strength of our portfolio and balance sheet,” commented Rourke.

“I want to acknowledge and thank our professional drivers and associates for their ongoing, diligent efforts to drive Schneider forward this year,” Rourke continued. “As we look ahead to 2024 and what we believe will be a transition year of improving market dynamics, our focus remains on positioning the business for the impending freight recovery, executing on our strategic growth objectives in dedicated, intermodal, and logistics, and continuing to deliver shareholder value.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except ratios & per share amounts)	2023	2022	Change	2023	2022	Change
Operating revenues	$1,371.7	$1,561.7	(12)%	$5,498.9	$6,604.4	(17)%
Revenues (excluding fuel surcharge)	1,194.8	1,347.7	(11)%	4,814.6	5,741.9	(16)%
Income from operations	31.3	143.3	(78)%	296.4	600.4	(51)%
Adjusted income from operations	32.6	148.3	(78)%	302.9	617.0	(51)%
Operating ratio	97.7%	90.8%	(690) bps	94.6%	90.9%	(370) bps
Adjusted operating ratio	97.3%	89.0%	(830) bps	93.7%	89.3%	(440) bps
Net income	$27.4	$110.1	(75)%	$238.5	$457.8	(48)%
Adjusted net income	28.4	115.1	(75)%	243.4	471.5	(48)%
Diluted earnings per share	0.15	0.62	(76)%	1.34	2.56	(48)%
Adjusted diluted earnings per share	0.16	0.64	(75)%	1.37	2.64	(48)%
Weighted average diluted shares outstanding	177.1	178.9	(1.8)	178.2	178.8	(0.6)

Enterprise Results

Enterprise income from operations for the fourth quarter of 2023 was $31.3 million, a decrease of $112.0 million, or 78%, compared to the same quarter in 2022. Fourth quarter 2023’s diluted earnings per share was $0.15 compared to $0.62 in the prior year. Enterprise adjusted diluted earnings per share was $0.16 in the fourth quarter of 2023. Costs associated with the adverse development of claims were partially offset by a lower full year effective tax rate due to changes in tax credits and valuation allowances, and resulted in an unfavorable $0.04 net impact to earnings per share.

At December 31, 2023, the Company had $302.1 million outstanding on total debt and finance lease obligations compared to $215.1 million as of December 31, 2022. The Company had cash and cash equivalents of $102.4 million and $385.7 million as of December 31, 2023 and December 31, 2022, respectively.

In February 2023, the Company announced the approval of a $150.0 million stock repurchase program. As of December 31, 2023, the Company has repurchased 2.5 million Class B shares for a total of $66.2 million under the program year to date. In October 2023, the Company’s Board of Directors declared a $0.09 dividend payable to shareholders of record as of December 8, 2023. This dividend was paid on January 8, 2024. On January 29, 2024, the Company’s Board of Directors declared a $0.095 dividend payable to shareholders of record as of March 8, 2024, expected to be paid on April 9, 2024. As of December 31, 2023, the Company had returned $63.6 million in the form of dividends to shareholders year to date.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the fourth quarter of 2023 were $550.7 million, an increase of $5.3 million, or 1%, compared to the same quarter in 2022 due to the impact of dedicated organic and acquisitive growth, largely offset by lower pricing in network. Truckload network volumes improved and price stabilized sequentially through the quarter. Truckload revenue per truck per week was $4,057, a decrease of 3% compared to the same quarter in 2022.

Truckload income from operations was $18.8 million in the fourth quarter of 2023, a decrease of $50.1 million, or 73%, compared to the same quarter in 2022 due to lower network pricing, as well as increased claims cost, a net loss on the sale of equipment compared to net gains in the prior year, and inflationary costs. Truckload operating ratio was 96.6% in the fourth quarter of 2023 compared to 87.4% in the fourth quarter of 2022.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the fourth quarter of 2023 were $260.6 million, a decrease of $54.9 million, or 17%, compared to the same quarter in 2022, primarily driven by 17% lower revenue per order. For the quarter, Intermodal volumes decreased 1% compared to the prior year, though volumes increased year over year in December.

Intermodal income from operations for the fourth quarter of 2023 was $6.2 million, a decrease of $46.6 million, or 88%, compared to the same quarter in 2022, primarily due to lower pricing and volumes, as well as increased empty repositioning and claims cost. Intermodal operating ratio was 97.6% in the fourth quarter of 2023, compared to 83.3% in the fourth quarter of 2022.

Logistics

Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2023 were $342.1 million, a decrease of $82.9 million, or 20%, compared to the same quarter in 2022 primarily due to decreased revenue per order and lower brokerage volume year over year.

Logistics income from operations for the fourth quarter of 2023 was $6.1 million, a decrease of $18.0 million, or 75%, compared to the same quarter in 2022. The decrease was largely driven by lower net revenue per order, partially due to the lack of promotional revenue in the quarter, as well as increased claims cost. Logistics operating ratio was 98.2% in the fourth quarter of 2023, compared to 94.3% in the fourth quarter of 2022.

Business Outlook

(in millions, except per share data)	Current Guidance
Adjusted diluted earnings per share	$1.15 - $1.30
Net capital expenditures	$400.0 - $450.0

“While the continuing impacts of the freight downcycle were felt across our portfolio in 2023, we believe the signs of stabilization seen in the fourth quarter of 2023 may be indicative of a broader freight market rebalancing ahead of us in 2024,” said Darrell Campbell, Executive Vice President and Chief Financial Officer of Schneider. “However, the shape of the recovery remains uncertain and is likely to be disproportionately weighted towards the second half of the year.”

“As we enter 2024, we are intently focused on our targeted actions to restore margins, deliver on our commercial and operational objectives, and further execute on our cost containment strategies,” Campbell commented. “Based on these strategic priorities and market expectations, our guidance for full year 2024 adjusted diluted earnings per share is $1.15 - $1.30, with a full year effective tax rate of approximately 24.5%. Our net capital expenditures guidance for full year 2024 is a range of $400 to $450 million.”

Non-GAAP Financial Measure

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2024 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National, Inc. and its subsidiaries (together “Schneider,” the “Company,” “we,” “us,” or “our”) are among the largest providers of surface transportation and logistics solutions in North America. We offer a multimodal portfolio of services and an array of capabilities and resources that leverage artificial intelligence, data science, and analytics to provide innovative solutions that coordinate the timely, safe, and effective movement of customer products. The Company offers truckload, intermodal, and logistics services to a diverse customer base throughout the continental United States, Canada, and Mexico. We were founded in 1935 and have been a publicly held holding company since our IPO in 2017. Our stock is publicly traded on the NYSE under the ticker symbol SNDR.

Our diversified portfolio of complementary service offerings enables us to serve the varied needs of our customers and to allocate capital that maximizes returns across all market cycles and economic conditions. Our service offerings include transportation of full-truckload freight, which we directly transport utilizing either our company-owned transportation equipment and company drivers, owner-operators, or third-party carriers under contract with us. We have arrangements with most of the major North American rail carriers to transport freight in containers. We also provide customized freight movement, transportation equipment, labor, systems, and delivery services tailored to meet individual customer requirements, which typically involve long-term contracts. These arrangements are generally referred to as dedicated services and may include multiple pickups and drops, local deliveries, freight handling, specialized equipment, and freight network design. In addition, we provide comprehensive logistics services with a network of thousands of qualified third-party carriers. We also lease equipment to third parties through our wholly owned subsidiary Schneider Finance, Inc., which is primarily engaged in leasing trucks to owner-operators, including, but not limited to, owner-operators with whom we contract, and we provide insurance for both company drivers and owner-operators through our wholly owned insurance subsidiary.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 888-660-6621 toll-free or 646-960-0589 (conference ID: 7923455). A replay will be available after the call through February 8 by dialing 800-770-2030 toll-free or 647-362-9199 with the same conference ID. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company’s website, Schneider.com, along with the current quarterly investor presentation.

Contact:    Steve Bindas, Director of Investor Relations
920-357-SNDR
investor@schneider.com
Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating revenues	$1,371.7	$1,561.7	$5,498.9	$6,604.4
Operating expenses:
Purchased transportation	549.6	648.9	2,184.5	2,902.9
Salaries, wages, and benefits	355.4	341.6	1,359.1	1,376.0
Fuel and fuel taxes	111.9	130.1	437.4	521.0
Depreciation and amortization	100.7	91.7	382.5	350.0
Operating supplies and expenses—net	149.0	142.0	576.0	534.0
Insurance and related expenses	37.3	25.0	114.3	103.0
Other general expenses	36.5	39.1	148.7	217.1
Total operating expenses	1,340.4	1,418.4	5,202.5	6,004.0
Income from operations	31.3	143.3	296.4	600.4
Other expenses (income):
Interest income	(0.7)	(1.4)	(7.0)	(2.9)
Interest expense	4.1	2.5	14.2	9.6
Other expense (income)—net	0.4	2.0	(16.9)	(10.3)
Total other expenses (income)—net	3.8	3.1	(9.7)	(3.6)
Income before income taxes	27.5	140.2	306.1	604.0
Provision for income taxes	0.1	30.1	67.6	146.2
Net income	$27.4	$110.1	$238.5	$457.8

Weighted average shares outstanding	176.2	178.0	177.3	177.9
Basic earnings per share	$0.16	$0.62	$1.35	$2.57

Weighted average diluted shares outstanding	177.1	178.9	178.2	178.8
Diluted earnings per share	$0.15	$0.62	$1.34	$2.56

Dividends per share of common stock	$0.09	$0.08	$0.36	$0.32

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$102.4	$385.7
Trade accounts receivable—net	575.7	643.7
Other current assets	432.8	320.9
Net property and equipment	2,581.7	2,280.0
Other noncurrent assets	864.6	687.9
Total Assets	$4,557.2	$4,318.2

Liabilities and Shareholders’ Equity
Trade accounts payable	$241.3	$276.7
Current maturities of debt and finance lease obligations	104.5	73.3
Other current liabilities	260.4	286.9
Long-term debt and finance lease obligations	197.6	141.8
Deferred income taxes	595.7	538.2
Other noncurrent liabilities	200.9	164.1
Shareholders’ Equity	2,956.8	2,837.2
Total Liabilities and Shareholders’ Equity	$4,557.2	$4,318.2

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31,
	2023	2022
Net cash provided by operating activities	$680.0	$856.4
Net cash used in investing activities	(907.6)	(598.8)
Net cash used in financing activities	(55.7)	(116.7)
Net increase (decrease) in cash and cash equivalents	$(283.3)	$140.9

Net capital expenditures	$(573.8)	$(461.7)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Truckload	$550.7	$545.4	$2,155.7	$2,236.6
Intermodal	260.6	315.5	1,050.7	1,287.4
Logistics	342.1	425.0	1,393.7	1,956.2
Other	83.9	89.8	333.4	364.0
Fuel surcharge	176.9	214.0	684.3	862.5
Inter-segment eliminations	(42.5)	(28.0)	(118.9)	(102.3)
Operating revenues	$1,371.7	$1,561.7	$5,498.9	$6,604.4

Income (Loss) from Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Truckload	$18.8	$68.9	$170.7	$352.2
Intermodal	6.2	52.8	71.0	165.1
Logistics	6.1	24.1	45.9	141.2
Other	0.2	(2.5)	8.8	(58.1)
Income from operations	$31.3	$143.3	$296.4	$600.4

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance.

Truckload

The following table presents our Truckload segment KPIs for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes.

The two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments.

Impacts from M&M and deBoer are included within dedicated operations below beginning in the third quarter of 2023 and 2022, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Dedicated
Revenues (excluding fuel surcharge) (1)	$341.3	$298.3	$1,272.0	$1,190.4
Average trucks (2) (3)	6,641	5,967	6,233	5,915
Revenue per truck per week (4)	$4,138	$4,006	$4,011	$3,948
Network
Revenues (excluding fuel surcharge) (1)	$210.1	$248.5	$884.5	$1,045.1
Average trucks (2) (3)	4,301	4,539	4,374	4,534
Revenue per truck per week (4)	$3,933	$4,388	$3,974	$4,522
Total Truckload
Revenues (excluding fuel surcharge) (5)	$550.7	$545.4	$2,155.7	$2,236.6
Average trucks (2) (3)	10,942	10,506	10,607	10,449
Revenue per truck per week (4)	$4,057	$4,171	$3,996	$4,197
Average company trucks (3)	9,103	8,526	8,695	8,438
Average owner-operator trucks (3)	1,839	1,980	1,912	2,011
Trailers (6)	47,460	43,950	47,460	43,950
Operating ratio (7)	96.6%	87.4%	92.1%	84.3%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level and, therefore does not sum with amounts presented above.
(6)Includes entire fleet of owned trailers, including trailers with leasing arrangements between Truckload and Logistics.
(7)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents the KPIs for our Intermodal segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Orders (1)	106,377	107,685	415,095	453,218
Containers	26,991	28,035	26,991	28,035
Trucks (2)	1,485	1,588	1,485	1,588
Revenue per order (3)	$2,484	$2,979	$2,530	$2,845
Operating ratio (4)	97.6%	83.3%	93.2%	87.2%
(1)Based on delivered rail orders.
(2)Includes company and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents the KPI for our Logistics segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating ratio (1)	98.2%	94.3%	96.7%	92.8%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage such fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Operating revenues	$1,371.7	$1,561.7	$5,498.9	$6,604.4
Less: Fuel surcharge revenues	176.9	214.0	684.3	862.5
Revenues (excluding fuel surcharge)	$1,194.8	$1,347.7	$4,814.6	$5,741.9

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Income from operations	$31.3	$143.3	$296.4	$600.4
Litigation and audit assessments (1) (2)	—	—	2.9	62.2
Acquisition-related costs (3)	—	—	0.9	0.3
Property gain—net (4)	—	—	—	(50.9)
Amortization of intangible assets (5)	1.3	—	2.7	—
Sale of business (6)	—	5.0	—	5.0
Adjusted income from operations	$32.6	$148.3	$302.9	$617.0
(1)Includes $2.9 million and $5.2 million for the years ended December 31, 2023 and December 31, 2022, respectively, for charges related to adverse audit assessments for prior period state sales tax on rolling stock equipment used within that state.
(2)Includes a charge of $57.0 million for an adverse settlement related to a lawsuit with former owners of WSL, inclusive of prejudgment interest and the former owners’ attorneys’ fees, for the year ended December 31, 2022.
(3)Advisory, legal, and accounting costs related to the acquisitions of M&M in 2023 and deBoer in 2022.
(4)Net gain on the sale of our Canadian facility due to a change in approach to servicing Canada.
(5)Amortization expense related to intangible assets acquired through recent business acquisitions. As we finalized our purchase accounting adjustments related to intangible assets, and to better reflect our ongoing operations, we made the decision to exclude the related amortization expense from non-GAAP earnings beginning in the fourth quarter of 2023.
(6)Loss from sale of our China-based logistics operation in 2022.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except ratios)	2023	2022	2023	2022
Total operating expenses	$1,340.4	$1,418.4	$5,202.5	$6,004.0
Divide by: Operating revenues	1,371.7	1,561.7	5,498.9	6,604.4
Operating ratio	97.7%	90.8%	94.6%	90.9%

Total operating expenses	$1,340.4	$1,418.4	$5,202.5	$6,004.0
Adjusted for:
Fuel surcharge revenues	(176.9)	(214.0)	(684.3)	(862.5)
Litigation and audit assessments	—	—	(2.9)	(62.2)
Acquisition-related costs	—	—	(0.9)	(0.3)
Property gain—net	—	—	—	50.9
Amortization of intangible assets	(1.3)	—	(2.7)	—
Sale of business	—	(5.0)	—	(5.0)
Adjusted total operating expenses	$1,162.2	$1,199.4	$4,511.7	$5,124.9

Operating revenues	$1,371.7	$1,561.7	$5,498.9	$6,604.4
Less: Fuel surcharge revenues	176.9	214.0	684.3	862.5
Revenues (excluding fuel surcharge)	$1,194.8	$1,347.7	$4,814.6	$5,741.9

Adjusted operating ratio	97.3%	89.0%	93.7%	89.3%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2023	2022	2023	2022
Net income	$27.4	$110.1	$238.5	$457.8
Litigation and audit assessments	—	—	2.9	62.2
Acquisition-related costs	—	—	0.9	0.3
Property gain—net	—	—	—	(50.9)
Amortization of intangible assets	1.3	—	2.7	—
Sale of business	—	5.0	—	5.0
Income tax effect of non-GAAP adjustments (1)	(0.3)	—	(1.6)	(2.9)
Adjusted net income	$28.4	$115.1	$243.4	$471.5
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share (1)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Diluted earnings per share	$0.15	$0.62	$1.34	$2.56
Non-GAAP adjustments, tax effected	0.01	0.03	0.03	0.08
Adjusted diluted earnings per share	$0.16	$0.64	$1.37	$2.64
(1) Table may not sum due to rounding.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company’s management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K filed on February 17, 2023, subsequent Reports on Form 10-Q and 8-K, and other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to: inflation, both in the U.S. and globally; our ability to successfully manage operational challenges and disruptions, as well as related federal, state, and local government responses arising from future pandemics; economic and business risks inherent in the truckload and transportation industry, including inflation, freight cycles, and competitive pressures pertaining to pricing, capacity, and service; our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies; our ability to maintain key customer and supply arrangements (including dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics; volatility in the market valuation of our investments in strategic partners and technologies; our ability to manage and effectively implement our growth and diversification strategies and cost saving initiatives; our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity; risks related to demand for our service offerings; risks associated with the loss of a significant customer or customers; capital investments that fail to match customer demand or for which we cannot obtain adequate funding; fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase agreements, our ability to recover fuel costs through our fuel surcharge programs, and potential changes in customer preferences (e.g. truckload vs. intermodal services) driven by diesel fuel prices; fluctuations in the value and demand for our used Class 8 heavy-duty tractors and trailers; our ability to attract and retain qualified drivers and owner-operators; our reliance on owner-operators to provide a portion of our truck fleet; our dependence on railroads in the operation of our intermodal business; service instability, availability, and/or increased costs from third-party capacity providers used by our business; changes in the outsourcing practices of our third-party logistics customers; difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers; variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company; the impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations and the increased costs of compliance with existing or future federal, state, and local regulations; political, economic, and other risks from cross-border operations and operations in multiple countries; risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives; negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months; risks associated with severe weather and similar events; significant systems disruptions, including those caused by cybersecurity events and firmware defects; exposure to claims and lawsuits in the ordinary course of business; our ability to adapt to new technologies and new participants in the truckload and transportation industry.

The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.